SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐  Preliminary Proxy Statement
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☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

ASTA FUNDING, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     ASTA FUNDING, INC.
     FOR IMMEDIATE RELEASE
     CONTACT:
Robert J. Michel, CF
Asta Funding, Inc.
(201) 567-5648

ASTA FUNDING, INC. REPORTS ADDITIONAL INFORMATION REGARDING DIRECTOR
ATTENDANCE AT BOARD MEETINGS DURING THE FISCAL YEAR ENDED SEPTEMBER 30, 2010
ENGLEWOOD CLIFFS, N.J., January 14, 2011 — Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a consumer receivable asset management and liquidation company, today reported that during the fiscal year ended September 30, 2010, six of the seven members of its Board of Directors attended at least 75% of the meetings of the Board of Directors that such directors were eligible to attend and 75% of the meetings of committees of the Board of Directors of which such director was a member. Arthur Stern, Chairman Emeritus of the Board, attended 8 of the 12 meetings of the Board of Directors convened during the fiscal year ended September 30, 2010. Mr. Stern was unable to attend certain of the meetings due to personal and family medical issues.
Under the rules of the Securities and Exchange Commission (the “SEC”), this press release may be deemed to be a solicitation by the Company. The Company has filed with the SEC and mailed to its stockholders a definitive proxy statement in connection with its annual meeting of stockholders to be held on Wednesday, January 19, 2011. The definitive proxy statement contains information regarding the directors and executive officers of the Company who may be deemed to be participants in this solicitation. The definitive proxy statement, the form of proxy card, this press release, and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, including financial statements, are available on the internet at http://www.proxydocs.com/asfi.